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                      UNITED STATES SECURITIES AND EXCHANGE
                                   COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                    CURRENT REPORT PURSUANT TO SECTION 13 OR
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                 OCTOBER 1, 2003
                                 Date of Report
                        (Date of earliest event reported)

                            P. H. GLATFELTER COMPANY
             (Exact name of registrant as specified in its charter)

                                  PENNSYLVANIA
         (State or other jurisdiction of incorporation or organization)

            1-3560                                        23-0628360
     (Commission file number)                   (IRS Employer Identification No.)


  96 SOUTH GEORGE STREET, SUITE 500
     YORK, PENNSYLVANIA 17401                             (717) 225-4711
(Address of principal executive offices)      (Registrant's telephone number, including
                                                            area code)

                                       N/A
          (Former name or former address, if changed since last report)
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ITEM 5.  OTHER EVENTS

         P.H. Glatfelter Company (the "Company") previously reported that various state and federal governmental agencies had notified the Company and six other potentially responsible parties ("PRPs") that the PRPs were potentially responsible for response costs and natural resource damages ("NRDs") arising out of the presence of polychlorinated biphenyls ("PCBs") in sediments in the lower Fox River and in the Bay of Green Bay downstream of the Company's Neenah, Wisconsin facility. The six other identified PRPs are NCR Corporation, Appleton Papers Inc., Georgia Pacific (formerly Fort Howard Corp. and Fort James Corp.), WTM I Co. (a subsidiary of Chesapeake Corp.), Riverside Paper Corporation, and U.S. Paper Mills Corp. (a subsidiary of Sonoco Products Company).

         The Company announced today that it and WTM I Co. ("WTM") had entered into a Consent Decree (the "Consent Decree") with the United States Environmental Protection Agency ("EPA") and the State of Wisconsin regarding the remediation of Operable Unit 1 ("OU1") of the lower Fox River. OU1 encompasses Little Lake Butte des Morts, the area of the river immediately adjacent to the Company's Neenah, Wisconsin facility.

         Under terms of the Consent Decree, the Company and WTM each agreed to pay approximately $27 million. This includes $25 million from each to be escrowed to fund response work associated with remedial actions specified in the December 2002 Record of Decision ("ROD"). In addition, the U.S. EPA agreed to use its best efforts to place $10 million from another source into escrow for the OU1 cleanup. The response work will be managed and/or performed by the Company and WTM, with governmental oversight, and funded by the amounts placed into escrow. The Company believes the required remedial actions can be completed with the amount of monies expected to be escrowed. The Company and WTM each remain potentially liable for the costs necessary to achieve the performance standards specified in the ROD.

         The Consent Decree also requires that the Company and WTM each pay the governments $375,000 for past response costs, $1.5 million for NRDs for the Fox River site, and $150,000 for NRD assessment costs. Each of these payments is being made in return for credit to be applied toward each settling company's potential liability for response costs and NRDs associated with the river, as a whole. The Consent Decree does not resolve the Company's potential liability related to the Fox River site, other than with regard to the remediation of OU1.

         The terms of the Consent Decree include provisions to be followed should the escrow account be depleted prior to completion of the response work. In this event, the Company and WTM would be notified and be provided an opportunity to contribute additional funds to the escrow account and thereby to preserve the Consent Decree. Should the Consent Decree be terminated, the Company and WTM would lose the protections contained in the settlement and the governments may turn to one or both of them for the completion of work in OU1.

         The Company previously recorded reserves totaling $28.8 million for potential liabilities associated with the Fox River environmental matters. Based on its assessment of the Company's potential exposure to losses related to this matter, management believes this reserve to be adequate and no additional amounts have been recorded. Should facts and circumstances change, additional reserves may be necessary.

         The Consent Decree requires the Company to pay amounts under the following schedule:

                       $525,000        30 days after lodging of the Consent Decree
                        250,000        January 31, 2004
                     10,500,000        March 31, 2004
                     15,750,000        June 30, 2004
                    -----------
                    $27,025,000        Total
                    ===========

         The Company expects to make these payments and meet all of its other near- and longer-term cash needs from a combination of operating cash flow, cash and cash equivalents, sale of additional timberlands, its existing credit facility or other long-term debt.

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         The United States has lodged the Consent Decree with the United States
         District Court for the Eastern District of Wisconsin, for court review. The United States Department of Justice will publish a notice of the lodging of the proposed Consent Decree in the Federal Register in the near future, opening a 30 day public comment period. A public meeting will also be held. After compiling any oral and written comments received, the United States Department of Justice will, if appropriate, move the Court to enter the proposed Consent Decree.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c) Exhibits

         The Consent Decree discussed in Item 5 above is not included herein and such information will be filed via an amendment to this Form 8-K when available.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                  P. H. Glatfelter Company
                                                      (Registrant)

                 Date: October 1, 2003      By:  /s/ John C. van Roden, Jr.
                                                 ------------------------------
                                                     John C. van Roden, Jr.
                                                     Senior Vice President and
                                                      Chief Financial Officer

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